UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 11, 2008

FOX PETROLEUM INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52721	N/A
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

64 Knightsbridge, London England SW1X 7JF, UK
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 44-207-590-9630

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Officers

On July 11, 2008, we appointed Jonathan Wood as our Chief Financial Officer. Our board of directors determined that Mr. Wood would not qualify as an independent director after his appointment as our Chief Financial Officer. Accordingly, on the same day, Jonathan Wood resigned as a member and the Chairman of our audit committee and as a member and the Chairman of our compensation committee.

On the same day, our board of directors appointed Robert Frost as a member of our compensation committee to fill the vacancy created by Jonathan Wood’s resignation. Also, our board of directors appointed Michael Rose as the Chairman of our audit committee and Robert Frost as the Chairman of our compensation committee.

On the same day, Alexander Craven resigned as Vice President, Finance and we appointed him as our Executive Vice President. He retains his positions as our Compliance Officer, Secretary, and Treasurer.

Our officers hold offices at the pleasure of our board of directors. Any officer elected or appointed by our board of directors may be removed at any time by our board of directors.

Jonathan Wood

Business Experience

Jonathan Wood is 45 years old. He has served as our director since May 5, 2008 and served as a member and the Chairman of our audit committee and as a member and the Chairman of our compensation committee from May 6, 2008 to July 11, 2008.

He has extensive experience in building economic models, negotiating with institutions and government authorities, creating accounting systems, restructuring finances, putting hedges in place, conducting due diligence and developing reporting structures. His work in the oil and gas industry has seen him spend three yeas on Sakhalin Island, six years in Kazakhstan, and three years in Uzbekistan. From June 2004, he has been the Finance Director and Sales and Marketing Director and Head of Representation of Uzpec Limited (later reorganized into Soyuzneftegaz Vostok. From 1999 to June 2004, he was the CFO and Finance Director of Chaparral Resources Inc., an oil and gas exploration and production company, and Kanakuduicmunay Jsc.

Transactions Involving Our Company

Effective August 17, 2008, we appointed Mr. Wood to our board of advisors. We also entered into a board of advisors agreement with him, whereby we agreed to grant him 10,000 shares of our common stock for each completed year of the service.

Effective May 5, 2008, he became our director and our board of advisors was dissolved. Also effective June 10, 2008, we entered into a board of advisors termination agreement with him, whereby we terminated the board of advisors agreement with him and agreed to issue 10,000 shares of our common stock to him for the services performed by him.

Effective May 6, 2008, we adopted a compensation policy for our independent directors pursuant to which we compensate each independent director, as follows:

(i)	a fee of $1,000 per month;

(ii)	1,000 restricted shares of our common stock per month;

(iii)	a fee of $1,000 per each quarterly board meeting attended.

On May 6, 2008, our board of directors determined Mr. Wood was an independent director of our company and on July 11, 2008, our board of directors determined that he no longer qualified as an independent director of our company.

Alexander Craven

Business Experience

Alexander Craven is 25 years old. He has acted as our Compliance Officer since May 5, 2008 and our Secretary, Treasurer, and director since our incorporation on November 4, 2004. He was our Vice President, Finance from June 8, 2007 to July 11, 2008. He was our President and Chief Executive Officer from November 4, 2004 to June 8, 2007. From February 2003 to September 2003, he was employed as a management accountant with Mahony Green and Co. Accountants based in Workshop, Nottinghamshire. He studied the economics at the University of Sheffield in England and is currently a candidate for the prestigious institute of Chartered Financial Analysts.

Transactions Involving Our Company

On October 3, 2006, Mr. Craven advanced $10,000 to our company as working capital and on December 20, 2006, advanced $19,975 to our company for a retainer to retain Clark Wilson LLP as our legal counsel. On June 26, 2008, we repaid Mr. Craven these advances.

From January 2007 to June 8, 2007, he received a salary of $5,000 per month and, on June 8, 2007, we entered into a consulting agreement with him, pursuant to which we agreed to pay him $5,000 per month and all reasonable travelling and other expenses incurred by him in connection with his duties to us. The term of the agreement is for an indefinite period and the agreement may be terminated with or without cause. On October 19, 2007, we amended the consulting agreement to increase the fee to £7,000 monthly, commencing October 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOX PETROLEUM INC.

/s/ Alexander Craven
Alexander Craven
Executive Vice President
July 15, 2008